
Ethan Allen Interiors Inc. (Delaware)
Ownership is 100% unless otherwise indicated
Ethan Allen Global, Inc. (Delaware)
Ethan Allen Retail, Inc. (Delaware)
Ethan Allen Operations, Inc. (Delaware)
Lake Avenue Associates, Inc. (Connecticut)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 95%
Cut and Sew Manufacturing Realty, S. de R.L. de C.V (Mexico) 95%
Ethan Allen, S.A. (Honduras) 99.9%
Knob Creek, Inc. (Delaware)
Ethan Allen Realty, LLC (Delaware)
Ethan Allen International, BVBA (Belgium) 1%
Ethan Allen (Canada) Inc.
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 5%
EthanAllen.com (Delaware)
Cut and Sew Manufacturing Realty, S. de R.L .de C.V. (Mexico) 5%
Manor House, Inc. (Delaware)
Ethan Allen, S.A. (Honduras) 0.1%
Ethan Allen Miami, LLC (Florida) 75%
Ethan Allen International, BVBA (Belgium) 99%
Ethan Allen Realty Co. Ltd (Canada)